Exhibit 4.9

NEXTPLAT CORP

RESTRICTED STOCK AGREEMENT
(Non-Assignable)

116,000 Shares of Restricted Stock of

NextPlat Corp

THIS CERTIFIES that on September 20, 2022, (the “Award Date”), Charles M. Fernandez (“Holder”) was awarded a restricted stock award of 116,000 shares of fully vested and fully paid and nonassessable shares (“Restricted Shares”) of the Common Stock (par value $0.0001 per share) of NextPlat Corp (the “Corporation”), a Nevada corporation, which Restricted Shares shall be issued pursuant to the 2021 Plan. A determination of the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) as to any questions which may arise with respect to the interpretation of the provisions of this award shall be final.

TERMS AND CONDITIONS. It is understood and agreed that the award evidenced by this agreement is subject to the following terms and conditions:

1.    Award, Issuance and Vesting.

(a)    Award. The Restricted Shares awarded hereunder shall be fully vested and held by the Corporation’s transfer agent in book entry form, and the Holder’s name shall be entered as the stockholder of record on the books of the Corporation. The Holder shall have all the rights of a stockholder with respect to such Restricted Shares, including voting and dividend rights, upon the issuance and vesting of such shares. The Holder shall have no rights of a stockholder with respect to any unvested Restricted Shares. The Holder shall (i) sign and deliver to the Corporation a copy of this Restricted Stock Agreement and (ii) deliver to the Corporation stock powers endorsed in blank if requested by the Corporation.

2.    Regulatory Compliance and Listing. The issuance or delivery of any stock certificates representing Restricted Shares may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, any rules, regulations or other requirements under any other law, or any rules or regulations applicable to the issuance or delivery of such Restricted Shares, and the Corporation shall not be obligated to deliver any such Restricted Shares to the Holder if delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.    Investment Representations and Related Matters. The Holder hereby represents that the Restricted Shares awarded pursuant to this agreement are being acquired for investment purposes and not for resale or with a view towards distribution thereof. The Holder acknowledges and agrees that any sale or distribution of Restricted Shares may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (“Securities Act”), which registration statement has become effective and is current with regard to the Restricted Shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Corporation, prior to any such sale or distribution. The Holder hereby consents to such action as the Corporation deems necessary or appropriate from time-to-time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this agreement, including but not limited to placing restrictive legends on certificates evidencing Restricted Shares and delivering stop transfer instructions to the Corporation’s stock transfer agent.

4.    No Right To Continued Employment. This agreement does not confer upon the Holder any right to continued employment by the Corporation or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with the right to the Corporation to terminate employment at any time for any reason or no reason.

5.    Construction. This agreement will be construed by and administered under the supervision of the Committee, and all determinations will be final and binding on the Holder.

6.    Dilution. Nothing in this agreement will restrict or limit in any way the right of the Committee to issue or sell stock of the Corporation (or securities convertible into stock of the Corporation) on such terms and conditions as it deems to be in the best interests of the Corporation, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any stock bonus or employee stock ownership plan.

7.    Legends and Restrictions.

(a)    The Restricted Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OR COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

(b)    Restricted Shares granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Holder prior to vesting.

(c)    The Holder’s right to the Restricted Stock Award is subject to termination and cancellation as set forth herein and in the Employment Agreement.

8.    Tax Withholding. The Holder shall, not later than the date as of which the receipt of this award becomes a taxable event for Federal income tax purposes, pay to the Corporation any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 9 below, the Corporation shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate fair market value that would satisfy the minimum withholding amount due.

9.    Election Under Section 83(b). The Holder and the Corporation hereby agree that the Holder may, within 30 days following the date of this Agreement, file with the Internal Revenue Service and the Corporation an election under Section 83(b) of the Internal Revenue Code. In the event the Holder makes such an election, he or she agrees to provide a copy of the election to the Corporation. The Holder acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents with regard to such election.

10.    Notices. Any notice hereunder to the Corporation shall be addressed to it at Nextplat Corp, 3250 Mary St, Suite 410, Coconut Grove, FL 33133, Attention: CEO, and any notice hereunder to the Holder shall be addressed to the Holder at the last known home address shown in the records of the Corporation, subject to the right of any party hereto to designate another address at any time hereafter in writing.

11.    Counterparts. This agreement may be executed in counterparts each of which taken together shall constitute one and the same instrument.

12.    Governing Law. This agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without reference to principles of conflicts of laws.

IN WITNESS WHEREOF, the Corporation caused this agreement to be executed by a duly authorized officer.

IN WITNESS WHEREOF, the Corporation caused this agreement to be executed by a duly authorized officer.

NEXTPLAT CORP

By:	/s/ David Phipps
	Name:	David Phipps
	Title:	President and Chief Executive
Officer of Global Operations

Dated: September 20, 2022

ACCEPTED AND ACKNOWLEDGED:

/s/ Charles M. Fernandez

Charles M. Fernandez

Dated: September 20, 2022

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